Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Kristine D. Brenner

Director of Investor Relations

(810) 257-2506

kristine.brenner@citizensbanking.com

Citizens Republic Bancorp Resumes Payments on Trust Preferred Securities

FLINT, MICHIGAN, December 11, 2012 — Citizens Republic Bancorp (Nasdaq: CRBC) announced today that it will resume interest payments on its outstanding junior subordinated debentures relating to its two trust preferred securities.

Regularly scheduled quarterly interest payments were deferred in January 2010 although Citizens continued to accrue for the obligations. Payment on the variable rate junior subordinated debentures due June 2033 will be made on December 26, 2012 for the 12 deferred payments plus interest to holders of record on December 15, 2012. Payment on the 7.50% junior subordinated debentures due September 2066 (NYSE: CTZ-PrA) will be made on December 27, 2012 for the 12 deferred payments plus interest to holders of record on December 19, 2012. In the aggregate, Citizens’ accrued obligation for these deferred payments is approximately $15 million. Thereafter, Citizens intends to resume the regular quarterly interest payment schedule.

Corporate Profile

Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, and Wisconsin with 219 offices and 249 ATMs. Citizens is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 57th largest bank holding company headquartered in the United States. More information about Citizens is available at www.citizensbanking.com.